SCHEDULE 14A
(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ______)

     Filed by the registrant  [X]
     Filed by a party other than the registrant   ____

     Check the appropriate box:
     [ ] Preliminary proxy statement.
     [ ] Confidential,  for  use  of  the  Commission only (as permitted by Rule
         14a-6(e)(2)).
     [X] Definitive proxy statement.
     [ ] Definitive additional materials.
     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.

Meridian Insurance Group, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.
    ____ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

     (1) Title of each class of securities to which transaction applies:
     (2) Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     (4)  Proposed maximum aggregate value of transaction:
     (5)  Total fee paid:

     ____ Fee paid previously with preliminary materials.

     ____ Check box if any part of the fee is offset as provided by Exchange Act
          Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                         MERIDIAN INSURANCE GROUP, INC.

Notice of Annual Meeting of Shareholders to be held May 10, 2000

         The Annual Meeting of Shareholders of Meridian Insurance Group, Inc., will be held on May 10, 2000, at 2:00 p.m., Eastern Standard Time, in our home office at 2955 North Meridian Street, Indianapolis, Indiana, in the Pennsylvania North Room. The purpose of the meeting is to:

         1.  elect three directors; and

         2.  act on any other business properly coming before the meeting.

         The Annual Meeting will be held solely to tabulate the votes cast and to report the results of voting on the matters listed in this Proxy Statement. There will be no other business transacted.

         Shareholders of record at the close of business on March 10, 2000, will be entitled to notice of and to vote at the Annual Meeting.

         This Proxy Statement, proxy card and Meridian's 1999 Annual Report to Shareholders are being distributed on or about April 3, 2000.

                                          By order of the Board of Directors,




                                          /s/ Norma Oman
                                          Norma J. Oman
                                          President and
                                          Chief Executive Officer

April 3, 2000
Indianapolis, Indiana

                         MERIDIAN INSURANCE GROUP, INC.

                           2955 North Meridian Street

                                  P.O. Box 1980

                           Indianapolis, Indiana 46206

                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS

                                  May 10, 2000

         Meridian Insurance Group, Inc., ("MIGI" or the "Company" or "we") will hold our Annual Meeting of Shareholders on May 10, 2000, at 2:00 p.m., Eastern Standard Time. The meeting will be in our home office at 2955 North Meridian Street, Indianapolis, Indiana, in the Pennsylvania North Room. The meeting will be held solely to report the results of voting on those matters listed in this Proxy Statement. We have not planned any other business matters or presentations. Following the meeting, we will mail to each shareholder a written report of the voting results.

         Our Board of Directors is mailing you this Proxy Statement and the enclosed proxy card. Our purpose is to solicit your proxy to be voted at the Annual Meeting and at any adjournment of it. Below is important information about the Annual Meeting and this Proxy Statement.

         What you are voting on:

            o  the election of three directors:  Joseph D. Barnette,  Jr., Ramon
               L. Humke, and Thomas H. Sams

         Who may vote: Shareholders as of the close of business on March 10, 2000, (the "Record Date") are entitled to vote at the Annual Meeting. Each shareholder is entitled to one vote for each Common Share held on the Record Date.

         How to vote: MIGI shareholders on the Record Date may vote in person at the Annual Meeting or by proxy. We recommend you vote by proxy even if you plan to attend the Annual Meeting. You can always change your vote at the Annual Meeting.

         How proxies work: MIGI's Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the Annual Meeting in the manner you direct. You may vote for all, some or none of our director nominees. To vote by proxy, please mark your vote on the enclosed proxy card, sign and date it, and return it in the prepaid envelope. If you return your signed proxy but do not specify how to vote, we will vote your shares in favor of our director nominees.

         How to revoke your proxy: You have the right to revoke your proxy any time before the meeting by notifying MIGI's Corporate Secretary in writing or returning a later-dated proxy. You may also revoke your proxy by voting in person at the Annual Meeting.

         If you receive more than one proxy card: It means you hold shares registered in more than one account. Sign and return all proxies to ensure that all your Common Shares are voted.

         A quorum: In order to carry on the business of the Annual Meeting, we must have a quorum. This means at least a majority of the outstanding Common Shares eligible to vote must be represented at the Meeting, either by proxy or in person. As of the Record Date, 7,925,666 MIGI Common Shares were issued and outstanding. Any properly executed proxy cards we receive will be considered part of the quorum, including abstentions and broker non-votes. Broker non-votes occur when a broker returns a proxy card but does not have authority to vote on a particular proposal.

         Votes needed: The three director nominees receiving the most votes will be elected to the Board of Directors. Only votes cast for a nominee will be counted, except that your proxy will be voted for the three management nominees unless it contains instructions to the contrary. Abstentions, broker non-votes and instructions on your proxy card to withhold authority to vote for one or more of the nominees will result in their receiving fewer votes. However, such action will not reduce the number of votes the nominee receives otherwise. As of the Record Date, Meridian Mutual Insurance Company ("Meridian Mutual") owned 3,811,500 Common Shares or approximately 48.1 percent of MIGI's outstanding Common Shares. Meridian Mutual has advised MIGI it will vote its shares in favor of the election of Messrs. Barnette, Humke, and Sams.

         Shareholder recommendations for directors: Any shareholder may recommend a person as a candidate for director of MIGI by writing to MIGI's Corporate Secretary at P. O. Box 1980, Indianapolis, Indiana 46206. The shareholder should include the candidate's name, qualifications, and employment history. The candidate must be qualified and expressly interested in serving on the Board.

         Shareholder proposals for the 2001 Annual Meeting: Shareholder proposals for next year's Annual Meeting must be received by us by December 3, 2000. The proposals must be in writing and addressed to MIGI's Corporate Secretary at P.O. Box 1980, Indianapolis, Indiana 46206. We will include a proposal in next year's proxy statement if it:

o    complies with Securities and Exchange Commission regulations and
o    represents a proper subject for shareholder action under Indiana law.

                      BENEFICIAL OWNERSHIP OF COMMON SHARES

         The following table lists, as of March 10, 2000, the number and percentage of MIGI's outstanding Common Shares beneficially owned by:

         o  each director of MIGI
         o  each Named Executive Officer in the Summary Compensation Table
         o  all directors and executive officers of MIGI as a group, and
         o each person known by MIGI to own beneficially more than five percent of its Common Shares.

Each person has sole voting and sole investment power with respect to the Common Shares they own, unless a footnote states otherwise.

                                                                Percent  of
      Name  of  Individual        Shares  Beneficially          Outstanding
     or  Identity  of  Group            Owned                  Common  Shares
     -----------------------      --------------------         --------------

Principal Shareholder:
----------------------
Meridian Mutual Insurance Co.          3,811,500                      48.1%
2955 N. Meridian Street
P.O. Box 1980
Indianapolis, Indiana 46206

Gregory M. Shepard                     1,588,400 (1)                 20.04%
15 Country Club Place
Bloomington, Illinois 61701

Franklin Resources, Inc.                 446,120 (2)                  5.63%
Charles B. Johnson
Rupert H. Johnson, Jr.
777 Mariners Island Blvd.
San Mateo, California 94404
Franklin Advisory Services, LLC.
One Parker Plaza, 16th Floor
Ft. Lee, New Jersey 07024

Directors and Officers:
-----------------------
Ramon L. Humke                            23,129 (3)                  *
Norma J. Oman                            180,727 (4)                  2.24%
Sarah W. Rowland                           7,738 (3)                  *
Joseph D. Barnette, Jr.                   13,304 (3) (5)              *
David M. Kirr                             13,304 (3)                  *
John T. Hackett                           11,039 (3)                  *
James D. Price                            23,553 (3) (6)              *
Thomas H. Sams                             8,108 (7) (8)              *
Steven R. Hazelbaker                      43,091 (9)                  *
J. Mark McKinzie                          20,176                      *
Timothy J. Hanrahan                       40,240 (10)                 *
Carl W. Buedel                            46,492 (11)                 *

All directors and executive              430,901 (12)                 5.25%
officers as a group (12 persons)

*The asterisk means this person beneficially owns less than one percent of MIGI's outstanding Common Shares.

(1) This number is based upon a copy of a Schedule 13D filed by Gregory M. Shepard with the Securities and Exchange Commission on November 3, 1999, and a copy of a subsequent beneficial ownership report filed by Mr. Shepard under
Section 16(a) of the Exchange Act, with regard to 1,444,000 MIGI Common Shares. We have adjusted the share number to 1,588,400 to reflect the ten percent MIGI stock dividend distributed in January 2000.

(2) Franklin Advisory Services, LLC., Franklin Resources, Inc., Charles B. Johnson, and Rupert H. Johnson, Jr., filed a Schedule 13G with the Securities and Exchange Commission in January 2000, reporting beneficial ownership of 446,120 Common Shares of MIGI. The Schedule 13G states that those Common Shares are beneficially owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect investment advisory subsidiaries ("Adviser Subsidiaries") of Franklin Resources, Inc. ("FRI"). The advisory contracts grant to the Adviser Subsidiaries all investment and/or voting power over the securities owned by the advisory clients. Therefore, such Adviser Subsidiaries may be deemed to be, for purposes of Rule 13d-3 under the Securities Exchange Act of 1934, beneficial owner of the Common Shares covered by the Schedule 13G filing. Charles B. Johnson and Rupert H. Johnson, Jr. ("Principal Shareholders") each own in excess of 10 percent of the outstanding common stock of FRI and are the principal shareholders of FRI. FRI and the Principal Shareholders may be deemed to be, for purposes of Rule 13d-3 under the 1934 Act, the beneficial owner of securities held by persons and entities advised by FRI subsidiaries. FRI, the Principal Shareholders, and each of the Adviser Subsidiaries disclaim any economic interest or beneficial ownership in any of the securities covered by the Schedule 13G filing.

(3) This number includes options to purchase 6,050 Common Shares granted under MIGI's 1994 Outside Director Stock Option Plan.

(4) This number includes 141,814 Common Shares Ms. Oman has the option to purchase under MIGI's Incentive Stock Plan.

(5) This number includes 2,420 Common Shares held by Mr. Barnette's spouse. Mr. Barnette shares voting and dispositive power for this stock.

(6)  This number includes 2,420 Common Shares held by Mr. Price's spouse.

(7) This number includes 1,210 Common Shares owned by Waldemar Industries, Inc. Mr. Sams is the principal owner of Waldemar Industries, Inc.

(8) This number includes options to purchase 4,840 Common Shares granted under MIGI's 1994 Outside Director Stock Option Plan.

(9) This number includes 40,793 Common Shares Mr. Hazelbaker has the option to purchase under MIGI's Incentive Stock Plan and 935 Common Shares held by the MIGI 401(k) Plan.

(10) This number includes 24,261 Common Shares Mr. Hanrahan has the option to purchase under MIGI's Incentive Stock Plan and 453 Common Shares held by the MIGI 401(k) Plan.

(11) This number includes 28,561 Common Shares Mr. Buedel has the option to purchase under MIGI's Incentive Stock Plan.

(12) This number includes 276,569 Common Shares subject to options to purchase under MIGI's Incentive Stock Plan or MIGI's 1994 Outside Director Stock Option Plan. Common Shares directly owned by Meridian Mutual are not included in this number.

                              ELECTION OF DIRECTORS

         The Board of Directors consists of eight directors divided into three classes. Directors generally serve for terms of three years, but at the discretion of the Board, terms may be for one or two years. The term of one class of directors expires at each Annual Meeting of Shareholders. According to MIGI policy, at least two members of the Board of Directors will not otherwise be affiliated with MIGI or Meridian Mutual.

         Nominees for election this year are: Mr. Joseph D. Barnette, Jr., and Mr. Thomas H. Sams for three-year terms and Mr. Ramon L. Humke for a one-year term. All the nominees currently serve as MIGI directors. The other directors listed in the following table have terms of office expiring in 2001 or 2002.

         Each nominee has consented to serve for an additional term. If a nominee becomes unavailable before the election, your proxy card authorizes us to vote for a replacement nominee if the Board names one.

Name                                 Age      Capacity
----                                 ---      --------
Nominee for election as director
with term expiring in 2001:

Ramon L. Humke                        67      Director

Nominees for election as director
with terms expiring in 2003:

Joseph D. Barnette, Jr.               60      Director
Thomas H. Sams                        58      Director

Directors continuing in office
with terms expiring in 2002:

James D. Price                        61      Director
Sarah W. Rowland                      67      Director

Directors continuing in office
with terms expiring in 2001:

Norma J. Oman                         52      President, Chief Executive Officer
                                              and Director
David M. Kirr                         62      Director
John T. Hackett                       67      Director

         Mr. Barnette has served as a director of the Company since 1988. Mr. Barnette is the Chief Executive Officer and Chairman of the Board of Bank One, Indiana, NA. He also serves as a director of Indianapolis Power and Light Company and IPALCO Enterprises, Inc.

         Mr. Humke has served as a director of MIGI since 1987 and as Chairman since 1992. He is also Chairman of the Board of Directors of Meridian Mutual. Mr. Humke has been the President, Chief Operating Officer and a director of Indianapolis Power and Light Company since 1990. Mr. Humke is also a director of IPALCO Enterprises, Inc.

         Mr. Sams has served as a MIGI director since 1994. Mr. Sams has been President, Chief Executive Officer, principal owner, and a director of Waldemar Industries, Inc., an investment holding company in Indianapolis, Indiana, since 1967. He is also a director of Indianapolis Power and Light Company, IPALCO Enterprises, Inc., and Mid-America Capital Resource, Inc.

         Ms. Oman has been President, Chief Executive Officer, and a director of MIGI since 1991. She has served as President, Chief Executive Officer, and a director of Meridian Mutual and Meridian Security Insurance Company ("Meridian Security") since 1990. She is also a director of Lilly Industries, Inc.

         Mr. Kirr has served as a MIGI director since 1992. Mr. Kirr has been the President of Kirr, Marbach & Company, a Columbus, Indiana, investment advisory firm, since 1975.

         Mr. Hackett has served as a director of the Company since 1992. Mr. Hackett has been a Managing General Partner of CID Equity Partners, L.P., a venture capital firm, since 1991. Mr. Hackett also serves as a director of Meridian Mutual, Ball Corporation, Irwin Financial Corporation, Waterlink, Inc., and Wabash National Corporation.

         Mr. Price has been a MIGI director since 1998 and a Meridian Mutual director since 1987. Mr. Price is a First Vice President - Investments for Prudential Securities Incorporated.

         Ms. Rowland has served as a director of the Company since 1994. Ms. Rowland was Chief Executive Officer of Rowland Design, Inc., an Indianapolis, Indiana, interior design and space planning firm, from 1993 to 1999, and she has been chairman of its board of directors since 1993. She also is a director of Meridian Mutual, Indianapolis Power and Light Company and IPALCO Enterprises, Inc.


                      COMMITTEES OF THE BOARD OF DIRECTORS

         During 1999 the Board of Directors held six meetings. Each director attended at least 75 percent of the aggregate of the total number of Board meetings and the total number of meetings of all Board committees on which the director served. MIGI's Board of Directors has six committees. They normally hold joint meetings with similar committees of the Meridian Mutual Board of Directors.

Audit Committee

         Members:     Directors Barnette, Hackett, Humke and Price
         Number of Meetings in 1999:  Four
         Functions:   o  Reviews accounting and financial reporting functions
                      o  Oversees  internal  controls,   audits  and  compliance
                         program
                      o  Recommends  independent  auditors  and  oversees  their activities
                      o  Monitors   the   parties'   relationships   under   the
                         Reinsurance Pooling Agreement

Compensation Committee

         Members:     Directors Humke and Sams
         Number of Meetings in 1999:  Two
         Functions:   o  Establishes  and  administers  executive   compensation
                           program and any incentive compensation plans
                      o  Reviews salary and employee benefit programs
                      o  Administers 1996 Employee Incentive Stock Plan

Finance and Investment Committee

         Members:     Directors Barnette, Hackett, Humke, Kirr, Oman and Price
         Number of Meetings in 1999:  Four
         Functions:   o  Establishes investment policy and guidelines
                      o  Reviews and approves Company investment transactions

Nominating Committee

         Members:      Directors Humke, Oman and Rowland
         Number of Meetings in 1999:  None
         Functions:   o  Considers and  recommends  candidates for membership on the Board of Directors
                      o  Will consider a candidate for director recommended by a shareholder

Business Development Committee

         Members:     Directors Rowland, Humke, Oman, and Price
         Number of Meetings in 1999: Two
         Functions:   o  Reviews  management  proposals  for product and service developments and enhancements
                      o  Assists and guides  management with strategic  business initiatives

Pooling Agreement Committee

         Members:     Directors Barnette, Hackett, Humke, Kirr, and Oman
         Number of Meetings in 1999:  None
         Functions:   o  At request  of Audit  Committee and in conjunction with
                           Meridian Mutual's Pooling Agreement Committee, reviews relationships among the parties to the Reinsurance Pooling Agreement and determines whether the percentage participation of the parties continues to bear an appropriate relationship

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

         Meridian Mutual incorporated MIGI in 1986. MIGI remained a wholly-owned subsidiary of Meridian Mutual until March 1987. At that time, MIGI sold 1,700,000 Common Shares in a public offering. This reduced Meridian Mutual's ownership of MIGI's outstanding Common Shares from 100 percent to approximately 65 percent. MIGI completed a second public offering of 1,725,000 Common Shares in 1993. This further reduced Meridian Mutual's ownership of MIGI to approximately 46.8 percent of its Common Shares. In mid-1996, the Company acquired Citizens Security Group, Inc., and its property and casualty insurance subsidiaries, Meridian Citizens Security Insurance Company ("MC Security"), formerly Citizens Fund Insurance Company, and Insurance Company of Ohio ("ICO") and became affiliated with Meridian Citizens Mutual Insurance Company ("MC Mutual"), formerly Citizens Security Mutual Insurance Company. References in this Proxy Statement to "Meridian Citizens Group" include MC Security, ICO and MC Mutual.

         MIGI markets insurance products and services through its wholly-owned subsidiaries, Meridian Security and MC Security. Their operations are interrelated with the operations of MC Mutual and Meridian Mutual, an Indiana mutual property and casualty company. MIGI believes its various transactions with Meridian Mutual and MC Mutual are on terms no less favorable to MIGI than what could be negotiated with an independent third party.

         MIGI obtains the majority of its insurance business through a Reinsurance Pooling Agreement with Meridian Mutual and MC Mutual. In addition, Meridian Mutual provides the facilities and many services required to conduct MIGI's business. During 1999 MIGI paid Meridian Mutual $334,008 for administrative and other services.

Description of Pooling Agreement

         Meridian Mutual, Meridian Security, MC Mutual, MC Security and ICO are parties to a Reinsurance Pooling Agreement. It covers all the property and casualty insurance written by the parties. Thus, premiums, losses, loss adjustment expenses and the underwriting and administrative expenses of the parties are shared according to established percentages. Currently, the participation percentages are 74 percent for MIGI's insurance subsidiaries, 22 percent for Meridian Mutual, and four percent for MC Mutual. These participation percentages were fixed with reference to the relative surplus positions of the companies.

         The MIGI and Meridian Mutual Audit Committees have the responsibility of monitoring the parties' relationships under the Reinsurance Pooling Agreement. The Committees have established the procedures they deem necessary and appropriate for this process. Their guidelines provide for:
            o reviewing the participation percentages at  least annually and
            o referring any decision to change the participation  percentages to the Pooling Agreement Committees of MIGI and Meridian Mutual.

         MIGI's business and operations are integrated with and dependent upon Meridian Mutual's business and operations. Management of Meridian Mutual and MIGI will decide:
            o which expenses relate to underwriting, meaning they will be shared by the parties under the pooling agreement; and
            o which assets and liabilities will be transferred among the parties to the pooling  agreement  and what their  values are.
The pooling agreement does not have established procedures for making these decisions.

         MIGI and Meridian Mutual do not always have the same interests. Their interests conflict when it comes to:
            o establishing participation ratios under the pooling agreement;
            o allocating expenses unrelated to insurance underwriting; and
            o MIGI's dividend policy.

Their interests may or may not be in conflict regarding:
            o business and investment philosophies;
            o profit objectives;
            o cash management; and
            o possibly other matters.

         The wording of the pooling agreement itself eliminates some potential conflicts. For instance, it doesn't matter which company insures a particular pooled risk because the operating results of all the participants depend on the results of the total business covered by the pooling agreement. Therefore, the parties will have identical loss and loss adjustment expense ratios and virtually identical expense ratios.

         When the interests of MIGI and Meridian Mutual conflict, MIGI directors make decisions based on their fiduciary duties to the Company and its shareholders. However, individuals who are directors of both the Company and Meridian Mutual also owe fiduciary duties to the policyholders of Meridian Mutual. There are no procedures for having only disinterested directors make those decisions.

         Future events that could affect the participation percentages among the parties include:
            o Meridian  Mutual's  receipt of dividends on MIGI Common  Shares it owns;
            o changes in the  capital  structure  or asset  values of any of the parties to the pooling agreement;
            o different effective rates of income taxation; or
            o other factors which  disproportionately  affect the surplus of the companies.

         The pooling agreement has no fixed term. It will stay in effect with regard to any one party until both Meridian Mutual and that party decide to end the agreement. A vote by MIGI shareholders is not necessary to amend or terminate the pooling agreement. If the pooling agreement were terminated:
            o the  terminating  party would transfer back to Meridian Mutual the liabilities ceded by Meridian Mutual plus an equal amount of assets, and
            o Meridian Mutual would transfer back to the  terminating  party the liabilities ceded by the terminating party plus an equal amount of assets.
Terminating the pooling agreement would not affect MIGI's ownership of all the outstanding common shares of Meridian Security, MC Security and ICO.

         The pooling agreement cannot be terminated or the participation percentages changed unless the Insurance Commissioners of Indiana, Minnesota and Ohio give their approval. This requirement is for the protection of policyholders of Meridian Security, MC Security, ICO, MC Mutual and Meridian Mutual, and not for the protection of MIGI shareholders. MIGI intends for its insurance subsidiaries to remain in the pooling agreement, absent unforeseen changes in circumstances.

MIGI Audit Committee:  Directors Barnette, Hackett, Humke and Price
Meridian Mutual Audit Committee:  Directors Hackett, Humke and Price
MIGI Pooling Agreement Committee: Directors Barnette, Hackett, Humke, Kirr and Oman
Meridian Mutual Pooling Agreement Committee:  Directors Hackett,  Humke and
Oman

                             EXECUTIVE COMPENSATION

         The following table shows the compensation paid for the last three years to MIGI's Chief Executive Officer and the four other most highly compensated executives serving as MIGI executive officers as of December 31, 1999. Annual compensation includes amounts deferred at the officer's election. All of MIGI's officers also serve as officers of Meridian Mutual. Meridian Mutual reimburses MIGI for the services these "Named Executive Officers" perform solely on behalf of Meridian Mutual.

                           Summary Compensation Table
                           --------------------------
                                                                           Long-Term Compensation
                                                                        ------------------------------
                               Annual Compensation                        Awards             Payouts
                               -------------------                        ------             -------
                                                             Other          Securities
                                                             Annual         Underlying                    All Other
Name and                                                     Compen-         Options/       LTIP          Compen-
Principal                           Salary        Bonus      sation            SARS         Payouts       sation
Position                 Year        ($)          ($)        ($) (1)         (#) (2)        ($)           ($) (3)
--------                 ----        ---          ---        -------         -------        ---           -------
Norma J. Oman            1999     $350,000       $87,500     $233,222         --0--          --0--       $54,643
President and Chief      1998      340,192         --0--        --0--         --0--          --0--        32,853
Executive Officer        1997      292,116         --0--        --0--        81,590          --0--        46,920

Steven R. Hazelbaker     1999      170,000        29,750        --0--         --0--          --0--         4,800
Vice President           1998      163,762         --0--        --0--         --0--          --0--         4,312
Chief Financial          1997      138,669         --0--        --0--        19,333          --0--         4,160
Officer and Treasurer

J. Mark McKinzie         1999      148,698        26,250        --0--         --0--          --0--         4,299
Vice President           1998      148,577         --0--        --0--         --0--          --0--         4,286
Corporate Secretary and  1997      130,654         --0--        --0--        17,839          --0--         3,920
General Counsel

Timothy J. Hanrahan      1999      150,000        26,250       19,093         --0--          --0--         9,138
Senior Vice President    1998      140,962         --0--        --0--         --0--          --0--         6,192
                         1997      113,054         --0--        --0--        15,461          --0--         3,392

Carl W. Buedel           1999      150,000        26,250       15,803         --0--          --0--         8,673
Senior Vice President    1998      140,962         --0--        --0--         --0--          --0--         6,082
                         1997      110,958         --0--        --0--        14,436          --0--         3,329


(1) For 1999, Other Annual Compensation reports the taxable portion of exercised stock options, that being the difference between the fair market value of the stock on the date of exercise and the option price.

(2) Options to acquire Common Shares granted pursuant to the 1996 Employee Incentive Stock Plan, as adjusted for ten percent stock dividends distributed in January 1999 and January 2000.

(3) For 1999, consists of Meridian Mutual's matching contributions of $4,800, $4,800, $4,299, $4,308, and $4,308 to the Section 401(k) deferred compensation accounts of Ms. Oman, Mr. Hazelbaker, Mr. McKinzie, Mr. Hanrahan, and Mr. Buedel, respectively; and accruals under the Supplemental Retirement Income Plan of $49,843, $4,830, and $4,365 for the accounts of Ms. Oman, Mr. Hanrahan, and Mr. Buedel, respectively. For 1998, consists of MIGI's matching contributions of $4,800, $4,312, $4,286, $4,229, and $4,229 to the Section 401(k) deferred compensation accounts of Ms. Oman, Mr. Hazelbaker, Mr. McKinzie, Mr. Hanrahan, and Mr. Buedel, respectively; and accruals under the Supplemental Retirement Income Plan of $28,053, $1,963, and $1,853 for the accounts of Ms. Oman, Mr. Hanrahan, and Mr. Buedel, respectively. For 1997, consists of MIGI's matching contributions of $4,750, $4,160, $3,920, $3,392, and $3,329 to the Section
401(k) deferred compensation accounts of Ms. Oman, Mr. Hazelbaker, Mr. McKinzie, Mr. Hanrahan, and Mr. Buedel, respectively; and an accrual under the Supplemental Retirement Income Plan of $42,170 for the account of Ms. Oman.

         The Board elects officers of MIGI for one-year terms. The officers serve at the discretion of the Board of Directors. There is no family relationship between any of the officers of the Company.

         Mr. Hanrahan, age 54, was elected a Vice President of MIGI in 1994 and a Senior Vice President in 1997. He has been a Vice President of Meridian Mutual and Meridian Security for more than the past five years and a Meridian employee since 1981.

         Mr. Buedel, age 53, was elected a Vice President of MIGI in 1994 and Senior Vice President in 1997. He has been a Vice President of Meridian Mutual and Meridian Security since 1990. Mr. Buedel has been a Meridian employee since 1981.

         Mr. Hazelbaker, age 44, was elected Chief Financial Officer and Treasurer of MIGI, Meridian Mutual and Meridian Security in 1994 and a Vice President of all three companies in 1995. From 1987 until joining the Company in 1994, he was a partner with PricewaterhouseCoopers L.L.P.

         Mr. McKinzie, age 46, terminated his employment with the Company in January 2000. Prior to leaving the Company, he had served as Vice President, Corporate Secretary, and General Counsel of MIGI, Meridian Mutual, and Meridian Security for more than the past five years.

                   AGGREGATED OPTION/SAR EXERCISES IN 1999 AND
                         1999 YEAR-END OPTION/SAR VALUES

         The following table shows information about options exercised during 1999 and about unexercised options held at December 31, 1999, by the Named
Executive Officers. The Company does not have any outstanding stock appreciation rights.


                                                   Number of Securities                 Value of Unexercised
                                                   Underlying Unexercised               In-the-Money
            Shares                                 Options/SARs at Fiscal Year End(#)   Options/SARs at Fiscal Year End($) (3)
           Acquired                                Exercisable(E)/                      Exercisable(E)/
Name     On Exercise(#)(1)  Value Realized($) (2)  Unexercisable(U)                     Unexercisable(U)
----     -----------------  ---------------------  ----------------------------------   --------------------------------------
Norma J.
Oman             30,568          $233,222               141,814 E                          $ 332,374 E

Steven R.
Hazelbaker        --0--             --0--                41,343 E                            111,159 E

J. Mark
McKinzie          --0--             --0--                38,015 E                            102,011 E

Timothy J.
Hanrahan          3,850            19,093                28,761 E                             70,887 E

Carl W.
Buedel            3,300            15,803                28,561 E                             73,332 E


(1) Share number reflects adjustment for ten percent stock dividend declared in December 1999.
(2) Aggregate market value of the Common Shares covered by the option less the aggregate price paid by the executive.
(3) Amounts reflecting gains on outstanding options are based on the December 31, 1999, closing stock price of $14.00.

Pension Plan

         The Company maintains a defined benefit pension plan for eligible employees. All MIGI employees completing more than 1,000 hours of employment during a plan year become eligible to participate in the plan. The following table shows the range of estimated annual benefits payable upon retirement for graduated levels of average annual earnings and years of service, based on retirement at age 65 in 2000. The annual earnings cannot exceed the $170,000 maximum compensation limit for purposes of pension calculations.

                               PENSION PLAN TABLE

                                Years of Service
                -------------------------------------------------------
Remuneration       15          20          25          30          35
------------       --          --          --          --          --

     $120,000   $28,209     $37,613     $47,016     $54,419     $65,822
      200,000    38,709      51,613      64,516      77,419      90,322
      250,000    38,709      51,613      64,516      77,419      90,322
      350,000    38,709      51,613      64,516      77,419      90,322
      450,000    38,709      51,613      64,516      77,419      90,322
      550,000    38,709      51,613      64,516      77,419      90,322

         The plan provides a pension annuity beginning at age 65 of 1.125 percent of the employee's final monthly earnings for each year of credited service plus .625 percent of the employee's final monthly earnings in excess of the monthly Social Security covered compensation, if any, for each year of credited service to a maximum of 35 years. "Final monthly earnings" mean the employee's average monthly pay during his or her five highest consecutive salary years out of the last ten. "Credited service" means calendar years during which the employee completes at least 1,000 hours of employment. The plan also provides benefits for delayed retirement, early retirement, and death and disability. Early retirement benefits are available at age 55. The plan has provisions for optional methods of benefit payment, payments to an employee leaving after a certain number of years of service, and payments to the employee's surviving spouse. Benefits listed in the table are computed based on a straight life annuity and are not subject to any deduction for Social Security or other offset amounts. Section 415 of the Internal Revenue Code allows an individual maximum annual benefit of $135,000 for 2000. The Plan covers compensation consisting of salary and cash bonus. For 1999, covered compensation for the Named Executive Officers was: Ms. Oman, $437,500; Mr. Hazelbaker, $199,750; Mr. McKinzie, $174,950; Mr. Hanrahan, $176,250; Mr. Buedel, $176,250.


         The estimated credited years of service for the Named Executive Officers as of January 2000 are listed below:

                                        Estimated  Years  of
                                         Credited  Service

    Norma J. Oman..................                26
    Steven R. Hazelbaker...........                 6
    J. Mark McKinzie...............                11
    Carl W. Buedel.................                18
    Timothy J. Hanrahan............                19

Supplemental  Retirement  Income  Plan

         The Supplemental Retirement Income Plan covers certain MIGI employees with more than ten years of credited service. These employees also participate in the MIGI Pension Plan. The supplemental plan provides benefits in excess of the limitations imposed by Section 401(a)(17) and Section 415 of the Internal Revenue Code. The Supplemental Retirement Benefit is payable to an eligible participant as a straight life annuity over the lifetime of the participant beginning on the participant's normal retirement date. Early retirement benefits are available at age 55. The Plan also has provisions for optional joint and survivor methods of benefit payment. The Benefit will be a monthly amount equal to the difference between (a) the monthly amount of the MIGI Pension Plan retirement benefit to which the participant would have been entitled if computed without the limitations under the Internal Revenue Code and (b) the monthly amount of the benefit actually payable to the participant under the MIGI Pension Plan.

         The following table lists the Supplemental Retirement Benefit payable upon retirement for graduated levels of average annual earnings and years of service for participants under the Plan, based on retirement at age 65 in 2000. The benefits are not subject to any deduction for Social Security or other offset amounts. The 1999 compensation covered by the Plan for the Named Executive Officers is found under the caption, "Pension Plan." Their estimated years of credited service are also listed under "Pension Plan."

                    Supplemental Retirement Income Plan Table

                                      Years  of  Service
                    -----------------------------------------------------------
Remuneration           15            20           25            30         35
------------           --            --           --            --         --
     $170,000...... $ 2,625       $ 3,500      $ 4,375       $ 5,250    $ 6,125
      200,000......  10,500        14,000       17,500        21,000     24,500
      250,000......  23,625        31,500       39,375        47,250     55,125
      300,000......  36,750        49,000       61,250        73,500     85,750
      350,000......  49,875        66,500       83,125        99,750    116,375
      400,000......  63,000        84,000      105,000       126,000    147,000
      450,000......  76,125       101,500      126,875       152,250    177,625
      550,000...... 102,375       136,500      170,625       204,750    238,875


Executive Bonus Compensation Plan

         MIGI maintains a bonus compensation plan for key executive employees ("the Plan"). The President selects Plan participants each year, subject to approval of the Compensation Committees of the MIGI and Meridian Mutual Boards of Directors. The purpose of the Plan is to establish compensation commensurate with corporate performance compared to goal. Criteria for determining bonus payments are established prior to the beginning of each year. The performance measure for 1999 was the combined pre-tax net income of Meridian Mutual, Meridian Security and the Meridian Citizens Group. Graduated amounts of cash bonuses become payable if the combined financial performance of these companies meets the threshold level of 80 percent of goal or exceeds it up to a maximum of 120 percent of goal. After the close of the year, performance is evaluated relative to the predetermined goals. Actual bonus awards are determined on the basis of this evaluation. The participant may elect to receive the bonus in cash or MIGI stock or a combination of the two.

                          COMPENSATION COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION

         The Compensation Committee of our Board of Directors, together with the Compensation Committee of Meridian Mutual, is responsible for establishing and administering the executive compensation program for MIGI executives. Both Compensation Committees are composed entirely of directors who are not employees of the Company or Meridian Mutual.

         The goal of our executive compensation policy is to attract, motivate and retain competent personnel. At the same time, we want to ensure an appropriate relationship exists between executive pay and MIGI's performance. Executive compensation consists of base salary, a bonus compensation plan and stock-based incentives. In establishing the base salary portion of executive compensation, the Committee gives significant consideration to such factors as:

o        maintaining MIGI's competitiveness
o        establishing   efficient  and  effective  use  of  MIGI's  resources
o        preserving MIGI's good standing with regulatory and rating agencies
o        managing daily operations and
o        developing and achieving long-term and strategic objectives.

The Committee has not assigned relative weights to these factors. Through a bonus compensation plan, the Committee seeks to reward the attainment of targeted income goals. The Compensation Committee's philosophy is to slow the growth in base salary and put a greater portion of total compensation at risk through the bonus plan. In addition, the Committee seeks to provide equity-based incentives to further motivate executives over the long term to respond to MIGI's business challenges and opportunities as owners rather than just as employees. The Compensation Committee intends for executive annual compensation to continue to be tax-deductible to the Company.

         The Compensation Committee annually considers salary surveys produced by independent compensation consulting firms. This information helps the Committee determine appropriate levels of executive compensation. For the positions of Chief Executive Officer and Chief Financial Officer, the survey data compares the Company with other insurance companies and with all other industries based on:
o        comparable asset levels
o        direct written premiums
o        net written premiums and
o        other relevant indices.
For other executive positions, the Committee considers salary surveys comparing MIGI with other insurance companies of similar asset and premium levels. Some of the insurance companies participating in the salary surveys are included in the Total Return Industry Index for NASDAQ Insurance Stocks. The Total Return Industry Index is shown in the Stock Performance Graph of this Proxy Statement.

         The "Executive Bonus Compensation Plan" is described on the preceding page of this Proxy Statement. The Plan allows executives to earn additional compensation if Meridian Mutual, Meridian Security and the Meridian Citizens Group attain certain levels of annual pre-tax income. Within the Plan, a cash bonus is calculated as a percentage of base salary and is benchmarked annually against the salary surveys and other information from the independent compensation consulting firms. If a bonus is earned under the Plan, executives may elect to take it in cash or MIGI stock or a combination of the two.

         MIGI's long-term incentive program, designed by an outside consultant, consists of grants under the Employee Incentive Stock Plan. Under this Plan, key employees may receive grants of incentive stock options, non-qualified stock options, appreciation rights and restricted stock awards. In 1997, each executive received vested options with a ten-year term. The size of the option grant was a percentage of the individual's base salary. Different percentages applied to the Chief Executive Officer, Senior Vice Presidents, and all other executive officers, commensurate with the amount of responsibility for their positions. When the Committee established the size of the grants, it considered both outstanding options and market practices for similar positions in stock insurance companies. Some of these companies are included in the Total Return Industry Index for NASDAQ Insurance Stocks.

         In 1998, the Committee's annual performance review of the executive staff occurred mid-year with salary adjustments effective in late May 1998. Due to the timing of the salary adjustments for 1998, the Committee decided not to consider base salary adjustments in 1999 for the executive staff. As a result, Ms. Oman's 1999 base salary was below the average for chief executive officers of insurance companies with direct and net written premiums over $200 million. It was also below the average salary for chief executive officers of similarly-sized companies across all industries. Ms. Oman did not receive a bonus under the executive bonus compensation plan for 1999 results because the combined pre-tax net income of the Meridian and Meridian Citizens companies did not meet the 80 percent threshold level established under the plan. The compensation philosophy provides latitude for the Committee to award discretionary bonuses when it believes the Company's strong underlying performance has been negatively impacted by unusual, significant catastrophe losses, as was the case in 1996, 1997 and 1998. In order to assure the Company would remain competitive in the market for executive talent and would be able to retain its core management team, the Committee awarded discretionary bonuses to Ms. Oman and certain other members of the executive staff in February 1999. Ms. Oman's total compensation package was lower than the average paid to chief executive officers of the comparison companies.

         With no base salary adjustments made by the Committee during 1999, the salaries of the other executive officers were below the competitive range of people with comparably responsible positions at similarly-sized insurance companies, both regionally and nationally. The 1999 combined pre-tax net income of Meridian Mutual, Meridian Security and Meridian Citizens Group did not meet the 80 percent threshold level so the executives received no bonuses under the executive bonus compensation plan. In early 1999, as discussed above, the Committee awarded a discretionary bonus to the executives in individualized amounts corresponding with responsibility and contribution levels based on its evaluation of their work performance. The total compensation listed in the Summary Compensation Table for the other executives was lower than the comparison companies surveyed.

MIGI Compensation Committee               Meridian Mutual Compensation Committee
Ramon L. Humke and Thomas H. Sams         Martha D. Lamkin, Chairperson, and
                                          Ramon L. Humke

Stock Performance Graph

       The following performance graph compares the cumulative total shareholder return on the Company's Common Shares with:

       o the Center for Research in Securities Prices (CRSP) Total Return Index for NASDAQ Stock Market (U.S.Companies) and
       o the CRSP Total Return Industry Index for NASDAQ Insurance Stocks for the years 1995 through 1999.

The comparison assumes $100 was invested on December 31, 1994, in MIGI's Common Shares and in the CRSP indices. It also assumes reinvestment of dividends. The CRSP Total Return Industry Index for NASDAQ Insurance Stocks includes all insurance companies quoted on the NASDAQ stock market within the SIC codes 631 and 633. Upon a written request to MIGI's Corporate Secretary, we will undertake to provide the names of the companies listed on the NASDAQ insurance stock index.

                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
            MIGI, NASDAQ STOCK MARKET (U.S.), NASDAQ INSURANCE STOCKS

                 Migi       NASDAQ Stock Market (U.S.)   NASDAQ Insurance Stocks
12/31/94        100.000                 100.000                    100.000
12/31/95        147.854                 141.335                    142.048
12/31/96        149.792                 173.892                    161.922
12/31/97        173.352                 213.073                    237.522
12/31/98        233.927                 300.248                    211.579
12/31/99        181.689                 542.430                    164.286

                     (Stock Performance Graph Appears Here)

Compensation Committee Interlocks and Insider Participation

         MIGI's Compensation Committee consists of Thomas H. Sams and Ramon L. Humke, Chairman of the MIGI Board of Directors. The bylaws of the Company provide that the Chairman of the Board is an officer of the Company, but Mr. Humke is not an employee of the Company. Mr. Humke also serves on the Compensation Committee of Meridian Mutual.

Change-in-Control Agreements

         MIGI has executed change-in-control severance pay arrangements with the executives of MIGI and Meridian Mutual. The Termination Benefits Agreement ("Agreement") would provide severance payments and benefits to the executives if their employment is terminated under certain circumstances within one year following a change in control. A "change in control" would occur if 50 percent or more of MIGI's outstanding Common Shares were acquired by an entity other than the Company, Meridian Mutual or an employee benefit plan of the Company. There are additional conditions that could result in a change-in-control event. MIGI may not waive or modify provisions of the Agreement, either before or after a change in control, without the written consent of the participant. However, either MIGI or the participant may elect not to extend the Agreement for the next calendar year by giving written notice.

         Under the Agreement, termination for other than "cause" after a change in control would entitle Ms. Oman, Mr. Hazelbaker, Mr. Hanrahan and Mr. Buedel to any earned and unpaid bonus and to a lump sum payment equal to 2.99 times their average annual cash compensation received over the past five years. All other eligible executives would receive any earned and unpaid bonus and a lump sum payment equal to two times their average annual cash compensation received over the past five years.

Compensation of Directors

         MIGI directors who are also salaried employees of the Company receive no fees for services as directors. MIGI Board members who were not salaried Company employees and who did not serve on the Board of any affiliates received an annual retainer of $15,000 in 1999. Of that, $10,000 was paid in cash and $5,000 in MIGI Common Shares. The Common Shares were valued at their fair market value two days after MIGI's annual results were released to the public. Effective April 2000, the annual retainer has been increased to $20,000. Of that amount, $5,000 is payable in MIGI Common Shares, and the balance is payable in any combination of cash and MIGI Common Shares at the election of the Director. Nonemployee MIGI Board members serving on the Board of an affiliate receive a $1,000 annual retainer from MIGI.

         The Chairman of the MIGI Board earned a total stipend of $30,000 in 1999, of which $10,000 was paid in MIGI Common Shares. Effective April 2000, the Chairman's annual retainer has been increased to $40,000. While $10,000 is payable in MIGI Common Shares, the Chairman may elect to take the remaining $30,000 in any combination of cash and MIGI Common Shares. The chairmen of one or more affiliated Boards or one or more Board committees receive an additional $1,600 per year for services in those capacities. All directors, aside from salaried employees, receive per diem meeting fees of $1,000 for each Board or Committee meeting they attend.

         MIGI had a defined benefit pension plan for the benefit of eligible nonemployee directors of MIGI or Meridian Mutual until the Board terminated the plan in February 2000. Directors became eligible to participate in the plan after completing five years of credited service. This meant all calendar years the nonemployee director attended at least 50 percent of the regular quarterly meetings. The plan provided a monthly retirement allowance equal to 1.75 percent of the final earnings for each year of credited service. Final earnings were the five consecutive years with the highest average annual total fees paid during the period of directorship. The monthly retirement allowance began on the director's retirement date and continued monthly for his or her lifetime until the plan was terminated in February 2000. The plan also provided benefits for delayed retirement, early retirement or death. Early retirement benefits were available at age 55. The directors could select an optional method of benefit payment. When the plan was terminated in 2000, directors received a cash payment equivalent to the present value of their accrued benefit.

         MIGI has an Outside Director Stock Option Plan. An "outside director" is a director of either MIGI or Meridian Mutual who is not a Meridian employee on the date of grant. Each Outside Director was granted an option to purchase 1,000 Common Shares in May of each year from 1994 through 1999. Ten percent stock dividends declared in 1999 and 2000 have increased each of these option grants to 1,210 shares. Each Outside Director will be granted an option to purchase 1,210 Common Shares on the date of each Annual Meeting of Shareholders in the years 2000 through 2003, unless the plan is terminated earlier. The directors will pay the Company no consideration for being granted the option. The exercise price per share will equal the fair market value of a Common Share on the date of grant. Each option will be exercisable beginning one year after the date of grant. Each option will expire no later than ten years after the date of grant.

                                  OTHER MATTERS

Appointment of Auditor

         The firm of PricewaterhouseCoopers served as MIGI's independent auditor for the fiscal year ended December 31, 1999. The Board of Directors has not selected an independent auditor for the current fiscal year ending December 31, 2000. We anticipate the Audit Committee, at its meeting on April 26, 2000, will recommend that the Board select PricewaterhouseCoopers as the Company's independent auditor for 2000. Representatives of PricewaterhouseCoopers will not be attending the Annual Meeting.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires MIGI's directors and executive officers, and persons owning more than ten percent of a registered class of MIGI's equity securities, to file initial reports of their ownership of MIGI Common Shares and reports of changes in their ownership with the Securities and Exchange Commission. Based solely on review of the copies of forms furnished to MIGI, or written representations that no annual forms (SEC Form 5) were required, MIGI believes its officers, directors, and greater than ten-percent beneficial owners have complied with all Section 16(a) filing requirements applicable to them.

Other Business

         We do not expect any business to come up for shareholder vote at the Annual Meeting other than the items described in the Notice of Meeting and in this Proxy Statement. If other business is properly raised at the Meeting or any adjournment of it, your proxy card authorizes the people named as proxies to vote according to their best judgment.

Expenses of Proxy Solicitation

         We will pay all expenses of proxy solicitation. We will pay brokers, nominees, fiduciaries or other custodians their reasonable expenses for forwarding proxy and solicitation material to persons for whom they hold MIGI Common Shares. We will solicit proxies primarily by mail. However, MIGI officers and employees may also solicit in person or by telephone.

         We mailed the 1999 Annual Report to Shareholders along with this Proxy Statement.

                                           By Order of the Board of Directors,


                                           /s/ Norma Oman
                                           Norma J. Oman
                                           President and Chief Executive Officer

April 3, 2000

                              PROXY CARD PROXY CARD

                         Meridian Insurance Group, Inc.

           This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders to be held on May 10, 2000

  The undersigned appoints Norma J. Oman, James D. Price, and Sarah W. Rowland, or any of them, proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Shareholders of Meridian Insurance Group, Inc., to be held on May 10, 2000, at 2:00 p.m., EST, and at any adjournments or postponements of the Annual Meeting, and to vote as specified in this Proxy all the Common Shares of the Company which the undersigned would be entitled to vote if personally present. This Proxy when properly executed will be voted in accordance with your indicated directions. If no direction is made, this Proxy will be voted FOR the election of Directors. In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.

  The Board of Directors recommends a vote FOR the election of Directors.

YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE. THEN DETACH THE PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                  (Continued and to be signed on reverse side.)

      PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.




 1. Election of Directors--
    Nominees: 01-Joseph D. Barnette, Jr., 02-Ramon L. Humke, and 03-Thomas H. Sams

For   Withheld     For All
All      All       Except
 O        O          O


------------------------------------
 (Except nominee(s) written above.)

The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and of the Proxy Statement.

      Dated:__________________, 2000

Signature(s)______________________

----------------------------------
Please sign exactly as your name appears. Joint owners should each sign personally. When applicable, indicate your official position or representation capacity.

  YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN, DATE AND DETACH THE ABOVE PROXY.
                  RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.